Exhibit 10.4

AMENDMENT NO. 1 dated as of January 30, 2015 (this Amendment) between B/E Aerospace, Inc., a Delaware corporation (the Company), and JPMORGAN CHASE BANK, N.A., as administrative agent (the Administrative Agent).

The Company, certain lenders (the Lenders) and the Administrative Agent are party to that certain Credit Agreement dated as of December 16, 2014 (as amended, supplemented and otherwise modified and in effect immediately prior to the effectiveness of the amendments contemplated hereby, the Credit Agreement).

Due to a mistake or defect, an inconsistency exists in the Credit Agreement between Sections 9.9(d) and 9.9(e) thereof which provisions were intended to be substantively consistent with a shared basket between them.

Pursuant to Section 12.1(iv) of the Credit Agreement, the Administrative Agent and the Company, without the consent of any other Person, may amend the Credit Agreement to cure any typographical error, mistake or defect or to make one or more of the Credit Documents consistent with the others.

The Company has requested that the Administrative Agent agree, and the Administrative Agent agrees, to amend the Credit Agreement, all on the terms and conditions of this Amendment.

Accordingly, the parties hereto agree as follows:

1.Definitions

Terms used but not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.  In addition, as used herein, Amendment Effective Date means the first date on which each of the conditions to effectiveness set forth in Section 4 hereof shall have been satisfied.

2.Amendments

Subject to the satisfaction of the conditions to effectiveness specified in Section 4 hereof, but with effect on and after the date hereof, the Credit Agreement shall be amended as follows:

(a)Section 9.9(e) of the Credit Agreement is amended to read in its entirety as follows:

(e)so long as no Default or Event of Default has occurred or would occur after giving effect to such declaration or payment, the Company may declare and pay cash dividends or cash distributions to any holders of its Equity Interests, provided that, after giving effect thereto (i) the Company is in compliance with the Total Leverage Ratio and the Interest Coverage Ratio at the respective levels applicable thereto at such time in accordance with Section 9.1 and (ii) if at such time, the Total Leverage Ratio of the Company and its Restricted Subsidiaries is equal to or greater than 2.50 to 1.00 (in each case, calculated on a pro forma basis as of the last day of the fiscal quarter ending immediately preceding the effective date of such cash dividend or distribution for which the relevant financial information has been delivered to the Lenders pursuant to Section 8.1 or 8.2, as applicable, giving effect to such cash dividend or distribution as if it had been made on the first day of the Measurement Period ending on the last day of such fiscal quarter), then for so long as such Total Leverage Ratio remains equal to or greater than 2.50 to 1.00, the maximum aggregate consideration for (x) all Qualified Stock Repurchases made pursuant to clause (d) of this Section 9.9 and (y) all such cash dividends and cash distributions under this clause (e), from and after the Effective Date, shall not exceed the sum of $400,000,000 plus the remaining Available Amount.

3.Representations and Warranties

The Company represents and warrants to the Lenders and the Administrative Agent as of the date hereof that:

(a)this Amendment has been duly and validly executed and delivered by the Company and constitutes the Company's legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of general equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(b)after giving effect to this Amendment, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties made by the Company in Section 6 of the Credit Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), except that in the case of the representations and warranties made in Section 6.19 of the Credit Agreement, such representations and warranties shall be true and correct after giving effect to any extensions of time granted by the Administrative Agent pursuant to Section 8.14 of the Credit Agreement.

It shall be an Event of Default for all purposes of the Credit Agreement, as amended hereby, if any representation, warranty or certification made by the Company in this Amendment shall prove to have been false or misleading as of the time made or furnished in any material respect.

4.Conditions to Effectiveness

The amendment to the Credit Agreement set forth in Section 0 hereof shall become effective, as of the date hereof, upon the satisfaction of each of the following conditions to effectiveness:

(a)Amendment No. 1.  The Administrative Agent shall have received this Amendment, duly executed and delivered by the Company and the Administrative Agent.

(b)Representations and Warranties.  Each of the representations and warranties made by the Company in Section 3 hereof shall, to the extent already qualified by materiality, be true and correct in all respects, and, if not so already qualified, be true and correct in all material respects, as of the Amendment Effective Date with the same force and effect as if made on and as of the Amendment Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and the Administrative Agent shall have received a certificate of a senior officer of the Company to that effect, dated the Amendment Effective Date, in substantially the form of Exhibit A hereto.

(c)Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent or special New York counsel to the Administrative Agent may reasonably request.

5.Documents Otherwise Unchanged

Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect, and each reference to the Credit Agreement and words of similar import in the Credit Agreement, as amended by this Amendment, and in the Notes, any other Credit Documents and any other documents to which the Company is a party shall be a reference to the Credit Agreement as amended by this Amendment and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

6.Counterparts

This Amendment may be executed and delivered in counterparts (including by facsimile or any other electronic transmission), each of which shall be identical and all of which, when taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

7.Expenses

Without limiting its obligations under Section 12.5 of the Credit Agreement, the Company agrees to pay, on demand, all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders (including the fees and disbursements of Freshfields Bruckhaus Deringer US LLP, special New York counsel to the Administrative Agent) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment.

8.Binding Effect

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.Governing Law

This Amendment shall be construed in accordance with, and this Amendment and all matters arising out of or relating in any way whatsoever to this Amendment (whether in contract, tort or otherwise) shall be governed by, the internal laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

B/E AEROSPACE, INC.

By:	/s/ Joseph T. Lower
Name: Joseph T. Lower
Title: Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Matthew H. Massie
Name: Matthew H. Massie
Title: Managing Director

[SIGNATURE PAGE TO AMENDMENT NO. 1]